Exhibit 99.1

NEWS RELEASE	NEO: SHWZ
For Immediate Release	OTCQX: SHWZ

Schwazze Signs Definitive Documents to

Acquire One Medical Retail Dispensary

in Denver, Colorado, from Standing Akimbo

DENVER, CO – April 17, 2023 – Medicine Man Technologies operating as Schwazze, (OTCQX: SHWZ, NEO: SHWZ) ("Schwazze" or the “Company"), announced that it has signed definitive documents to acquire certain assets of Standing Akimbo LLC (“Standing Akimbo”). The proposed transaction includes the medical cannabis dispensary located at 3801 Jason Street in Denver, Colorado. This acquisition expands the Company’s retail consumer base and furthers its growth efforts in the Colorado market, which upon close would bring the Company’s total number of operating Colorado dispensaries to 26 (this total excludes two additional Smokey’s dispensaries previously announced for acquisition in the second quarter of 2023 as well as a Colorado Springs medical dispensary acquired in 2022).

The consideration for the proposed acquisition is US$10,540,000 and will be paid as US$1,000,000 in cash and US$5,540,000 in Company common stock at closing, and US$4,000,000 in deferred cash payments. The acquisition is expected to close in the third quarter of 2023 upon receipt of approval from the Colorado Marijuana Enforcement Division and local licensing authorities.

Following more than a year of medical cannabis market operating experience in New Mexico, this acquisition marks Schwazze’s concerted effort to expand operations in Colorado’s $200M+ medical cannabis market. As part of the Standing Akimbo acquisition, Schwazze plans to open a Colorado Springs medical dispensary acquired in 2022 under the Standing Akimbo banner.

“We have tremendous respect for the Standing Akimbo brand and operators. We look forward to the team joining the Schwazze family, continue running their Denver location and also expand service by adding a second location in Colorado Springs,” said Nirup Krishnamurthy, President of Schwazze. “We look forward to utilizing Schwazze’s operating playbook to support the Standing Akimbo team in their outstanding service to the Colorado medical cannabis community.”

Since April 2020, Schwazze has acquired, opened or announced the planned acquisition of 46 cannabis retail dispensaries (bannered as Star Buds, Emerald Fields and R. Greenleaf) as well as seven cultivation facilities and two manufacturing plants in Colorado and New Mexico. In May 2021, Schwazze announced its Biosciences division, and in August 2021 it commenced home delivery services in Colorado.

About Schwazze

Schwazze (OTCQX: SHWZ NEO: SHWZ) is building a premier vertically integrated regional cannabis company with assets in Colorado and New Mexico and will continue to take its operating system to other states where it can develop a differentiated regional leadership position. Schwazze is the parent company of a portfolio of leading cannabis businesses and brands spanning seed to sale. The Company is committed to unlocking the full potential of the cannabis plant to improve the human condition. Schwazze is anchored by a high-performance culture that combines customer-centric thinking and data science to test, measure, and drive decisions and outcomes. The Company's leadership team has deep expertise in retailing, wholesaling, and building consumer brands at Fortune 500 companies as well as in the cannabis sector. Schwazze is passionate about making a difference in our communities, promoting diversity and inclusion, and doing our part to incorporate climate-conscious best practices.

Medicine Man Technologies, Inc. was Schwazze’s former operating trade name. The corporate entity continues to be named Medicine Man Technologies, Inc. Schwazze derives its name from the pruning technique of a cannabis plant to enhance plant structure and promote healthy growth. To learn more about Schwazze, visit www.Schwazze.com.

Forward-Looking Statements

This press release contains "forward-looking statements." Such statements may be preceded by the words "may," "will," "could," "would," "should," "expect," "intends," "plans," "strategy," "prospects," "anticipate," "believe," "approximately," "estimate," "predict," "project," "potential," "continue," "ongoing," or the negative of these terms or other words of similar meaning in connection with a discussion of future events or future operating or financial performance, although the absence of these words does not necessarily mean that a statement is not forward-looking. Forward-looking statements are not guarantees of future events or performance, are based on certain assumptions, and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company's control and cannot be predicted or quantified. Consequently, actual events and results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) regulatory limitations on our products and services and the uncertainty in the application of federal, state, and local laws to our business, and any changes in such laws; (ii) our ability to manufacture our products and product candidates on a commercial scale on our own or in collaboration with third parties; (iii) our ability to identify, consummate, and integrate anticipated acquisitions; (iv) general industry and economic conditions; (v) our ability to access adequate capital upon terms and conditions that are acceptable to us; (vi) our ability to pay interest and principal on outstanding debt when due; (vii) volatility in credit and market conditions; (viii) the loss of one or more key executives or other key employees; and (ix) other risks and uncertainties related to the cannabis market and our business strategy. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company's filings with the Securities and Exchange Commission (SEC), including the Company's Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC's website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise except as required by law.

Investors Joanne Jobin Investor Relations Joanne.jobin@schwazze.com 647.964.0292	Media Julie Suntrup, Schwazze Vice President | Corporate Marketing & Brands julie.suntrup@schwazze.com 720.572.7087

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